EXECUTION COPY
CONFIDENTIAL

STOCK PURCHASE AGREEMENT

This Agreement (“Agreement”) is made and entered into as of November 18, 2011 (the “Effective Date”), by and among Adeona Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Intrexon Corporation, a Virginia corporation (“Intrexon”).
A.           Concurrently with the execution of this Agreement, the Company is entering into an Exclusive Channel Collaboration Agreement with Intrexon (the “Channel Agreement”), pursuant to which Intrexon is licensing the rights to certain technology to the Company; and

B.           In partial consideration of Intrexon’s license under the Channel Agreement, the Company has agreed to issue and sell to Intrexon certain shares of the Company’s common stock in accordance with the terms and conditions of this Agreement.

C.           In connection with the entry into the Channel Agreement, the Company has also agreed to issue and sell to Intrexon, upon Intrexon’s request to the Company, certain shares of the Company’s common stock for cash consideration in accordance with the terms and conditions of this Agreement.

D.           At the First Tranche Closing (as hereinafter defined), the parties have agreed to enter into a Registration Rights Agreement in the form attached hereto as Exhibit A (the “Rights Agreement”).

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Intrexon hereby agree as follows:

SECTION 1.        Authorization of Sale of Shares.

1.1         Authorization. Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance to Intrexon of up to the following number of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”):

(a)           that number of Shares (the “First Tranche Shares”) equal to 9.995% of the number of shares of Common Stock issued and outstanding immediately following, and giving effect to shares issued in, the First Tranche Closing (as hereinafter defined); and

(b)           that number of Shares (the “Second Tranche Shares”) equal to the lesser of (i) the number of shares of Common Stock comprising the First Tranche Shares (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock)  (ii) subject to Section 6.8 hereof, the maximum number of Shares that the Company may issue to Intrexon that will not result in the sum of the First Tranche Shares and Second Tranche Shares exceeding 19.99% of the number of shares of Common Stock of the Company issued and outstanding immediately following, and giving effect to shares issued in, the First Tranche Closing or (iii) subject to Section 6.10 hereof, the maximum number of Shares that the Company may issue to Intrexon and its Affiliates (as defined in Section 405 of the Securities Act (as defined below))  that will not result in a change of control of the Company within the meaning of and in contravention to the NYSE Amex listing rules or require a shareholder vote under the NYSE Amex listing rules (or its successor).

1.

The number of Shares to be issued under each of subsections (a) and (b) of this Section 1.1 shall be rounded down to the nearest whole share.

1.2           Capital Adjustments.  If after the date hereof (i) the outstanding shares of the Company’s Common Stock shall be subdivided or split into a greater number of shares or a dividend in Common Stock shall be paid in respect of such Common Stock or (ii) the outstanding shares of Common Stock are combined, then all share quantities in this Agreement not yet issued shall be appropriately adjusted to reflect such stock split, stock dividend or conjunction.  If after the date hereof (i) the Company shall pay a dividend in securities of the Company (other than in Common Stock) or of other property (including cash) on the Common Stock, or (ii) there shall occur any merger, consolidation, capital reorganization or reclassification in which the Common Stock is converted or exchanged for securities, cash or other property, the class or series of stock constituting the Common Stock for purposes of this Agreement, shall be appropriately adjusted to reflect such other dividend, merger, consolidation, capital reorganization or reclassification.  After any event referenced in clauses (i) through (ii) of the immediately preceding sentence is consummated, if applicable, all references herein to the Company’s Common Stock shall be deemed to refer to the capital stock or property (including cash) into or for which the Common Stock was converted or exchanged, with the necessary changes in detail.

1.3           Company Sale.  In the event that the Company consummates a Company Sale (as defined below) prior to the Second Tranche Closing, Intrexon shall be entitled to receive, upon the Second Tranche Closing and as the Second Tranche Shares, the securities, cash or other property that it would have received upon conversion or exchange of the Second Tranche Shares if immediately prior to the consummation of the Company Sale the Company had calculated and issued the Second Tranche Shares to Intrexon under Sections 1.1(b) and 2.2(b).

1.4           Second Tranche Adjustment.  In the event the number of Second Tranche Shares issued by the Company at the Second Tranche Closing shall, in accordance with Section 1.1(b), be less than the number of shares of Common Stock comprising the First Tranche Shares (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock) (with such shortfall being referred to herein as the “Second Tranche Shortfall”), and if within twelve (12) months subsequent to the Second Tranche Closing the facts and circumstances applicable to such issuance have changed such that a greater number of Second Tranche Shares would have been issuable in accordance with Section 1.1(b) had the Second Tranche Closing occurred at a later date within such twelve (12) month period (including, without limitation, the receipt of stockholder approval for such issuance in accordance with Section 6.10), then the Company shall issue to Intrexon an additional number of shares equal to the number of shares comprising the Second Tranche Shortfall (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock) or such lesser amount as may be permitted in accordance with Section 1.1(b), for the purchase price per share for the Second Tranche Shares specified in Section 2.1(b).  If, following such twelve (12) month period, there remains a Second Tranche Shortfall, the Company and Intrexon shall negotiate in good faith the terms of an alternate form of consideration of equivalent value to such Second Tranche Shortfall.

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SECTION 2.        Closing and Delivery

2.1           Sale and Purchase Price of Shares.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company will issue and sell to Intrexon, and Intrexon will purchase from the Company, at each of the First Tranche Closing and the Second Tranche Closing, the applicable number of Shares, at a purchase price as follows:

(a)           the purchase price per share for the First Tranche Shares shall be equal to the par value of each such share at such time, which price shall be deemed paid in partial consideration for the execution and delivery by Intrexon of the Channel Agreement; and

(b)           the purchase price per share for the Second Tranche Shares shall be equal to the par value of each such share at such time, which price shall be deemed paid in partial consideration for the execution and delivery by Intrexon of the Channel Agreement.

2.2           Closings.  The closings of the purchase and sale of the Shares to be issued pursuant to this Agreement shall be held at the offices of Gracin & Marlow, LLP, Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174 or at such other place as the Company and Intrexon may agree, as follows:

(a)           the closing of the purchase and sale of the First Tranche Shares will occur, subject to the conditions set forth in Section 8 hereof and applicable to the First Tranche Closing, (i) on the fourth business day following approval of this Agreement by NYSE Amex (the “NYSE Amex Approval”), or (ii) on such other date as Intrexon and the Company may agree upon (in either case, the “First Tranche Closing”); and

(b)           the closing of the purchase and sale of the Second Tranche Shares will occur, subject to the conditions set forth in Section 8 hereof and applicable to the Second Tranche Closing, on the earlier of (i) the fifteenth business day following the dosing of the first patient in any Phase II Clinical Trial sponsored by the Company of a Adeona Product (as defined in the Channel Agreement) , and (ii) such other date as Intrexon and the Company may agree (the “Second Tranche Closing”).  For the purposes of this Agreement, “Phase II Clinical Trial” shall mean a human clinical trial of a product candidate conducted in the United States, the principal purpose of which is to evaluate the effectiveness of such product candidate in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study as the Company and Intrexon may mutually agree upon that is prescribed by the applicable regulatory authority in a country other than the United States.

Each of the First Tranche Closing and the Second Tranche Closing are collectively hereinafter referred to as the “Closings” and individually as a “Closing”.

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2.3           Delivery of the Shares.  Promptly following a Closing, the Company shall deliver to Intrexon a certificate representing the number of Shares purchased at such Closing, registered in the name of Intrexon.

SECTION 3.        Representations and Warranties of the Company.

Subject to and except as set forth in the SEC Documents or on the Schedule of Exceptions which is arranged in sections corresponding to the sub-section numbered provisions contained below in this Section, the Company hereby represents and warrants to, and covenants with, Intrexon as of the date hereof as follows:

3.1           Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and as described in the reports filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of its most recently completed fiscal year through the date hereof, including, without limitation, its most recent report on Form 10-Q.  The Company does not have any subsidiaries other than those identified in its most recent report on Form 10-Q.  The Company is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder.

3.2           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required, except pursuant to Section 7.  When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Company’s board of directors, at a meeting duly called and held, adopted resolutions approving the transactions contemplated hereby, including the issuance of the First Tranche Shares and Second Tranche Shares in a manner consistent with and that meets the requirements of Nevada Corporate Code contained in Chapter 78 of the Nevada Revised Statutes.

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3.3           Issuance of Shares.  The Shares to be issued and sold hereunder have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.  In addition, such Shares will be free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, the Company (collectively, “Encumbrances”) and rights of refusal of any kind imposed by the Company (other than restrictions on transfer under applicable securities laws) and the holder of such Shares shall be entitled to all rights accorded to a holder of Common Stock.  As of the date hereof, 28,127,644 shares of the Company’s Common Stock are issued and outstanding.

3.4           No Conflicts; Governmental Approvals.  The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate any provision of the Company’s Articles of Incorporation or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations prior to or subsequent to the Closing).  The sale and issuance of the Shares hereunder will be required to be approved in advance by NYSE Amex.

3.5           Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) of the Exchange Act.  During the two year period preceding the First Tranche Closing Date, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”).  At the times of their respective filing, all such reports, schedules, forms, statements and other documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  At the times of their respective filings, such reports, schedules, forms, statements and other documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, the Company meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to enable the registration of its Common Stock. As of their respective dates, the financial statements of the Company included in the Commission Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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3.6           Accountants.  Berman & Company, P.A. whose report on the financial statements of the Company is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, were, at the time such report was issued, independent registered public accountants as required by the Securities Act of 1933 and the rules and regulations promulgated thereunder (together, the “Securities Act”).  Except as described in the SEC Documents and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Company’s knowledge, Berman & Company, P.A. has not engaged in any non-audit services prohibited by subsection (g) of Section 10A of the Exchange Act on behalf of the Company.

3.7           Internal Controls.  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.8           Corporate Governance.  The Company’s board of directors meets the independence requirements of, and has established an audit committee that meets the independence requirements of, the rules and regulations of the Commission and the NYSE Amex (formerly the American Stock Exchange).  The Audit Committee has reviewed the adequacy of its charter within the past 12 months.

3.9           Disclosure Controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act).  Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.  The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.10           No Material Adverse Change.  Except as disclosed in the Commission Documents, since December 31, 2010, the Company has not (i) experienced or suffered any Material Adverse Effect, (ii) incurred any material liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s business or (iii) declared, made or paid any dividend or distribution of any kind on its capital stock.

6.

3.11           No Undisclosed Events or Circumstances.  Except as disclosed in the Commission Documents, since December 31, 2010, except for the consummation of the transactions contemplated herein, to the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.12           Litigation.  No action, suit, proceeding or investigation is currently pending or, to the knowledge of the Company, has been threatened in writing against the Company that: (i) concerns or questions the validity of this Agreement; (ii) concerns or questions the right of the Company to enter into this Agreement; or (iii) is reasonably likely to have a Material Adverse Effect.  The Company is neither a party to nor subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate that would have a Material Adverse Effect.

3.13           Compliance.  Except for defaults or violations which are not reasonably likely to have a Material Adverse Effect, the Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws, applicable to its business, except in each case for such defaults or violations as would not have a Material Adverse Effect.

3.14       Intellectual Property

(a)           To the best of its knowledge, the Company has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Company’s products and technology providing the Company, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by the Company except where the failure to have entered into such an agreement would not have a Material Adverse Effect.  The Company is not aware that any of its employees or consultants is in material violation thereof.

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(b)           To the Company’s knowledge, the Company owns or possesses adequate rights to use all trademarks, service marks, trade names, domain names, copyrights, patents, patent applications, inventions, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and other intellectual property rights (“Intellectual Property”) as are necessary for the conduct of its business as described in the Commission Documents.  Except as described in the Commission Documents, (i) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (ii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company challenging the Company’s rights in or to any such Intellectual Property; (iii) the Intellectual Property owned by the Company and, to the knowledge of the Company, the Intellectual Property licensed to the Company has not been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others against the Company that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company has not received any written notice of such claim; and (v) to the Company’s knowledge, no employee of the Company is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or actions undertaken by the employee while employed with the Company, in each of (i) through (v), for any instances which would not, individually or in the aggregate, result in a Material Adverse Effect.

3.15       FDA Compliance.

(a)            Except as described in the Commission Documents, the Company:  (i) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by the Company (“Applicable Laws”); (ii) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would not, individually or in the aggregate, result in a Material Adverse Effect; (iii) possesses all material Authorizations necessary for the operation of its business as described in the Commission Documents and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; and (iv) since January 1, 2008: (A) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (B) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (C) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (D) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

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(b)            Since January 1, 2008, and except to the extent disclosed in the Commission Documents, the Company has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

3.16       General Healthcare Regulatory Compliance.

(a)           As used in this subsection:

(i)           “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing.

(ii)           “Law” means any federal, state, local, national or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

(b)           The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws.  Neither the Company, nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. Section 335a.  No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the knowledge of the Company, threatened, against the Company or any of its respective officers, employees or agents.

9.

(c)           Each of the Company and, to its knowledge, its directors, officers, employees, and agents (while acting in such capacity) is, and at all times has been, in material compliance with all health care Laws applicable to the Company or by which any of its properties, businesses, products or other assets is bound or affected, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, “Health Care Laws”).  The Company has not received any notification, correspondence or any other written or oral communication from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company under any Health Care Laws.

(d)           The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

3.17       Application of Takeover Protections.  The issuance of the Shares hereunder and Intrexon’s ownership thereof is not prohibited by the business combination statutes of the state of Nevada.  The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of such Shares and Intrexon’s ownership of such Shares and there are no similar anti-takeover provisions under the Company's charter documents.

3.18       Listing and Maintenance Requirements.  The Company is in compliance with the requirements of the NYSE Amex (formerly the American Stock Exchange) for continued listing of the Company common stock thereon and has not received any notification that, and has no knowledge that NYSE Amex is contemplating terminating such listing.  The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the NYSE Amex in any material respect, provided such sale and issuance is approved in advance by NYSE Amex.

3.19       Private Placement.  Neither the Company nor its Affiliates, nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares hereunder, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the sale and issuance by the Company of the First Tranche Shares and Second Tranche Shares under the Securities Act or (iii) has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Shares to Intrexon for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings.  Assuming the accuracy of the representations and warranties of Intrexon, the offer and sale of the Shares by the Company to Intrexon pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

10.

3.20           No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

3.21           Brokers.  Neither the Company nor any of the officers, directors or employees of the Company has employed any broker or finder in connection with the transaction contemplated by this Agreement.  The Company shall indemnify Intrexon from and against any broker’s, finder’s or agent’s fees for which the Company is responsible.

SECTION 4.        Representations, Warranties and Covenants of Intrexon.

4.1           Purchaser Sophistication.  Intrexon represents and warrants to, and covenants with, the Company that Intrexon (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, (b) Intrexon, in connection with its decision to purchase the Shares, relied only upon the SEC Documents, other publicly available information, and the representations and warranties of the Company contained herein.  Intrexon is an "accredited investor" pursuant to Rule 501 of Regulation D under the Securities Act, (c) Intrexon is acquiring the Shares for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares; (d) Intrexon has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares; (e) Intrexon will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the Shares except in compliance with the Securities Act and applicable state securities laws, (f) Intrexon understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and Intrexon’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Intrexon set forth herein in order to determine the availability of such exemptions and the eligibility of Intrexon to acquire the Shares, (g) Intrexon understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of Intrexon’s investment (provided that such acknowledgment in no way diminishes the representations, warranties and covenants made by the Company hereunder) and (h) Intrexon understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

11.

4.2           Authorization and Power.  Intrexon has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold to it hereunder.  The execution, delivery and performance of this Agreement by Intrexon and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Intrexon or its board of directors or stockholders is required.  When executed and delivered by Intrexon, this Agreement shall constitute a valid and binding obligation of Intrexon enforceable against Intrexon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

4.3           No Conflict.  The execution, delivery and performance of this Agreement by Intrexon and the consummation by Intrexon of the transactions contemplated hereby do not and will not (i) violate any provision of Intrexon’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Intrexon is a party or by which Intrexon’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Intrexon or by which any property or asset of Intrexon are bound or affected, except, in all cases, other than violations (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially and adversely affect Intrexon’s ability to perform its obligations under the Agreement.

4.4           Restricted Shares.  Intrexon acknowledges that the First Tranche Shares and Second Tranche Shares are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.  Intrexon is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a “broker’s transaction” or a transaction directly with a “market maker” and the number of shares of the stock being sold during any three-month period not exceeding specified limitations.  Intrexon further acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Intrexon wishes to sell the Shares and, if so, Intrexon would be precluded from selling the Shares under Rule 144 even if the one year minimum holding period has been satisfied.

4.5           Ownership of Common Stock.  As of the date hereof, excluding the Shares, Intrexon and its Affiliates beneficially own no shares of Common Stock of the Company.

12.

4.6           Stock Legends.  Intrexon acknowledges that certificates evidencing the Shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

SECTION 5.        Survival of Representations, Warranties and Agreements.

Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and Intrexon herein shall survive the execution of this Agreement and the issuance and sale to Intrexon of the Shares and shall terminate two years after the First Tranche Closing, provided, however, the representations and warranties in Sections 3.1, 3.2 and 3.3 shall survive for so long as Intrexon continues to hold any of the Shares sold hereunder.

SECTION 6.       Covenants.

6.1         Notifications.

(a)           During the period prior to the First Tranche Closing, the Company will promptly advise Intrexon in writing of (i) any Material Adverse Effect, or (ii) any notice or other communication from any third person or entity alleging that the consent of the third person is required in connection with the transactions contemplated by this Agreement.

(b)           During the period prior to the Second Tranche Closing, each party shall promptly notify the other of any action, suit or proceeding that is instituted or specifically threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(c)           Information received by Intrexon pursuant to this Section 6.1 shall be considered “Confidential Information” as such term is defined in the Channel Agreement and Intrexon agrees to treat such information in accordance with the provisions of Article 7 of the Channel Agreement.

6.2         Compliance.  The Company shall use commercially reasonable best efforts to (i) cause the Common Stock to continue to be registered under the Exchange Act, file all periodic reports thereunder and continue the listing or trading of the Common Stock on the NYSE Amex or any successor market in good standing and to comply in all material respects with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act and (ii) to satisfy the current public information requirement of Rule 144, in each case for so long as and at all times during which Intrexon holds any Shares.

13.

6.3           Use of Proceeds.  The Company shall apply the proceeds from the sale of the Shares hereunder to ongoing operations, or for such other uses as determined by the Company’s board of directors.

6.4           Best Efforts.  Each party will use its reasonable best efforts to satisfy in a timely fashion each of the conditions to be satisfied by it under Section 8 of this Agreement.

6.5           Press Release.  The Company shall issue a press release announcing the transaction contemplated by this Agreement and the Channel Agreement prior to the opening of the financial markets in New York City on the business day immediately following the date hereof.  The Company shall provide Intrexon with a reasonable opportunity to review and comment on the press release.

6.6          Board Observer Rights.

(a)           At or prior to the First Tranche Closing, the Company shall cause Glenn E. Nedwin to be appointed an observer to the Board of Directors of the Company (the “Observer”). Intrexon may, upon written notice to Adeona, change the identity of the Observer.  The Observer shall be entitled to attend all meetings of the Company’s Board of Directors and committees thereof as an observer (with no power to vote on any matter before the board of directors) and shall be entitled to receive copies of all materials provided to members of the Company’s Board of Directors; provided that the Observer enters into a confidentiality agreement with the Company in a form reasonably satisfactory to the Company; and provided, further, that the Company reserves the right to (i) exclude the Observer from access to any Board of Directors’ material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons, or if the Company believes in good faith that the Observer has a conflict of interest, (ii)  at the discretion of the applicable committee, exclude the Observer from access to any meeting materials or meeting (or portion thereof) of the nominating committee of the Company’s Board of Directors, compensation committee of the Company’s Board of Directors, audit committee of the Company’s Board of Directors and any other committee of the Company’s Board of Directors performing similar functions or which the listing rules of the NYSE Amex require to have such discretion.

(b)           Subject to Section 10.14, Intrexon’s rights and the Company’s obligations under this Section 6.6 shall terminate upon the termination of the Channel Agreement.

6.7         No Poison Pill.  The Company will not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its Charter documents, that would trigger any right, obligation or event as a result of the issuance of the Shares hereunder to Intrexon or Intrexon’s ownership of such Shares, or the accumulation of shares of Common Stock acquired in the market by Intrexon or its affiliates, provided that Intrexon complies with Section 6.9 below.

14.

6.8         No Reduction in Outstanding Number of Shares.  Prior to the earlier of (i) the issuance of the Second Tranche Shares and (ii) the fifth year anniversary of the date hereof, the Company shall take no action that would reduce the number of its issued and outstanding shares of Common Stock (such as a repurchase or redemption thereof except (x) in the context of a repurchase or forfeiture of restricted stock issued to an employee, officer, director, consultant or advisor or (ii) a pro rata reverse stock split) such that the sum of the First Tranche Shares and 9.995% of the number of shares of Common Stock issued and outstanding immediately prior to the First Tranche Closing (which for clarity equals the number of First Tranche Shares) (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock) would, at the time of the Second Tranche Closing, exceed 19.99% of the issued and outstanding number of shares of Common Stock of the Company, unless the Company had first obtained the approval of its stockholders for the issuance at the Second Tranche Closing of Shares in an amount equal to 9.995% of the number of shares of Common Stock issued and outstanding immediately prior to the First Tranche Closing (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock) or such stockholder approval is not required under the NYSE Amex listing requirements in order to effect such full issuance in compliance therewith.

6.9          Standstill Provision.

(a)           Intrexon hereby agrees that, for a period of three years from the date hereof, unless specifically invited in writing by the Company to do so, neither Intrexon nor any of its Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(i)           effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; any tender or exchange offer, merger, consolidation or other business combination involving the Company; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company;

(ii)           form, join or in any way participate in a “group” (as defined under the Exchange Act, hereafter a “Group”) with respect to any securities of the Company;

(iii)           otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company (except as contemplated by Section 6.6 of this Agreement);

15.

(iv)           take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this Section 6.9; or

(v)            enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(b)           Notwithstanding the foregoing, the Company hereby agrees that the provisions of this Section 6.9 shall not apply to the following:

(i)            the purchase by Intrexon and/or its Affiliates after the date hereof (and not pursuant to this Agreement) of up to an aggregate number of shares of Common Stock that does not exceed 10% of the number of shares of Common Stock then issued and outstanding;

(ii)           the exercise by Intrexon and/or its Affiliates,  if applicable, of any voting rights available to Company stockholders generally pursuant to any transaction described Section 6.9(a)(i) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section 6.9;

(iii)          the exercise by Intrexon and/or its Affiliates,  if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Section 6.9(a)(i) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or  transaction to occur or otherwise violated this Section 6.9;

(iv)           any activity by Intrexon  after the Company has made any public announcement of its intent to solicit or engage in any transaction which would result in a Company Sale; and

(v)            making any communication to Company executive management on a confidential basis solely that Intrexon would be interested in engaging in discussions with the Company that could result in a negotiated transaction described in Section 6.9(a)(i) so long as Intrexon does not propose any such transaction or discuss or refer to potential terms thereof without the Company’s prior consent.

Notwithstanding any of the foregoing provisions of this Section 6.9, the Company further agrees that nothing herein shall limit the ability of the Observer or Randal J. Kirk to confidentially propose to the executive management of the Company and its board of directors, and/or advocate for, any transaction between the Company and any third party unaffiliated with Intrexon or its Affiliates.

16.

6.10           Stockholder Approval and Subsequent Issuance.  In the event the Company determines that a Second Tranche Shortfall will occur, then the Company shall (i) at its next annual meeting of stockholders after the date of such determination, hold a vote with respect to the issuance by the Company to Intrexon of  an amount of Shares equal to the number of shares comprising the Second Tranche Shortfall (subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like affecting the Common Stock); (ii) solicit the approval of its stockholders with respect to such issuance, (iii) recommend that its stockholders approve such issuance and, (iv) if requisite stockholder approval is obtained therefor in accordance with the NYSE Amex listing rules, effect such issuance in accordance with Section 1.4.  In the event the Company is unable to secure such stockholder approval, and issue the full number of shares comprising the Second Tranche Shortfall, the Company shall negotiate the terms of an alternate form of consideration pursuant to Section 1.4.

6.11           NYSE Amex Approval.  In each case where the Company determines that the approval of the NYSE Amex (or any other exchange upon which the Common Stock may be listed) is required for the issuance of Common Stock to Intrexon, the Company shall use commercially reasonable efforts to secure such approval as promptly as possible.  In the event, notwithstanding the foregoing obligation, the Company is unable to secure the NYSE Amex Approval with respect to the issuance of any shares to be issued hereunder, the Company shall negotiate the terms of an alternate form of consideration of equivalent value to such unissued shares.

SECTION 7.        Equity Purchase Participation Right

7.1           Intrexon Election.  Intrexon shall be entitled to, at its election, participate in each Qualified Financing (as hereinafter defined) conducted by Company and may purchase as part of, or in connection with, such Qualified Financing an amount of Common Stock or other Company securities equal to 19.99% of the number of shares of Common Stock (or other Company securities) issued and sold by the Company in the Qualified Financing (excluding the securities sold pursuant to this Section 7.1) (collectively, the “Equity Purchase Participation Right”).  For the purposes of this Section 7, a “Qualified Financing” shall mean a sale by the Company of Common Stock, or equity securities convertible into Common Stock, in a public or private offering, raising gross proceeds of at least $5,000,000 where the shares sold are either registered under the Securities Act on issuance, or the Company agrees to register such shares following the issuance of such shares.  The price per share paid by Intrexon in any such Qualified Financing shall be the same as that paid by the other investors in such Qualified Financing, and Intrexon shall receive securities of the same type and with the same rights, preferences and privileges as the other investors in such Qualified Financing, including, for example, any warrant coverage, subject to the execution by Intrexon of the investment documents entered into by the other investors in the Qualified Financing.

In the event that the Qualified Financing is a public offering made pursuant to a registration statement filed with the Commission pursuant to the Securities Act:

(a)           Upon receipt of the prospectus and other offering documents prepared by the Company in connection with such public offering, Intrexon shall, within ten (10) days of receipt of such documents, notify the Company as to whether Intrexon wishes to participate in the Qualified Financing.  Upon such election, and subject to Section 7.1(b), the Company shall permit Intrexon to participate in such public offering in the amount elected by Intrexon in accordance with the preceding sentence.

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(b)           If counsel to the Company or counsel to any underwriter in such public offering advises the Company that Intrexon’s inclusion is not permissible under and in compliance with applicable securities laws (including without limitation Section 5 of the Securities Act), the offering and sale of securities to Intrexon pursuant to this Section 7 shall be made by the Company in a concurrent private placement and not in such public offering, which offering shall be subject to NYSE Amex prior approval.  In any such private placement:  (i) the offer of the securities in such private placement shall be made on the same terms and conditions as the offer of the securities in the public offering, (ii) the closing of the private placement shall occur concurrently with the closing of the Qualified Financing, and (iii) the Company shall provide registration rights similar to those provided in the Rights Agreement with respect to the securities purchased in the private placement.

SECTION 8.        Conditions to Closing.

8.1         The obligation hereunder of the Company to issue and sell Shares to Intrexon at each Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           Accuracy of Intrexon’s Representations and Warranties.  The representations and warranties of Intrexon shall be true and correct as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct as of such date.

(b)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(c)           Performance by Intrexon.  Intrexon shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied by Intrexon at or prior to the Closing Date.

(d)           Channel Partnership Agreement.  The Channel Agreement shall have been entered into by the Company and Intrexon and shall be in full force and effect.

(e)           No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened in writing against Intrexon or any of the officers, directors or Affiliates of Intrexon seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

8.2         The obligation hereunder of Intrexon to purchase Shares and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below.  These conditions are for Intrexon’s sole benefit and may be waived by Intrexon at any time in its sole discretion.

18.

(a)           Accuracy of the Company’s Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date.

(b)           Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)           Channel Partnership Agreement.  The Channel Agreement shall have been entered into by the Company and Intrexon and shall be in full force and effect.

(d)           No Suspension, Etc.  Trading in the common stock shall not have been suspended by the Commission or the NYSE Amex.

(e)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f)           No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened in writing against the Company or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(g)           Execution of Rights Agreement.  On the First Tranche Closing Date, each party shall have delivered its signature to the Rights Agreement to the other party, and such agreement shall be in full force and effect as of the Closing Date.

(h)           Opinion.  Counsel for the Company shall have delivered to Purchaser opinion letters containing legal opinions substantially in the form attached hereto as Exhibit B.

(i)           Officer’s Certificate.  On each Closing, the Company shall have delivered to Intrexon a certificate signed by the chief executive officer on behalf of the Company (the “Officer’s Certificate”), dated as of such Closing, confirming on behalf of the Company the conditions precedent set forth in paragraphs (a), (b), (d), (e), (f), (j) and (k) of this Section 8.2 as of such Closing, and attaching and certifying a copy of the resolutions of the Company’s board of directors referred to in the last sentence of Section 3.2.

(j)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(k)           Board Observer.  With respect to the First Tranche Closing, Glenn E. Nedwin shall have been appointed as the Observer.

19.

SECTION 9.        Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and addressed as follows:

If to the Company:	Adeona Pharmaceuticals, Inc.
3985 Research Park Drive, Suite 200
Ann Arbor, MI 48108
Attention: Chief Executive Officer
Fax No.: (734) 332-7878

If to Intrexon:	Intrexon Corporation
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Legal Department
Fax No.: (301) 556-9902

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.

SECTION 10.            Miscellaneous.

10.1           Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

10.2           Waivers and Amendments.  Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the parties hereto.

10.3           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

10.4           Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

20.

10.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in the State of New York by New York residents, without regard to conflicts of law principles.

10.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

10.7           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided that Intrexon shall not assign its rights or obligations hereunder unless Intrexon assigns such rights in whole and not in part to an assignee of such rights and obligations which shall agree in writing with the Company to be bound by this Agreement and that Intrexon’s rights under Sections 6.6, 6.7, 6.8 and 6.9 and obligations under Section 7 shall not be assignable.

10.8           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.9           Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

10.10         Entire Agreement.  This Agreement (including the Schedule of Exceptions), the Channel Agreement, the Rights Agreement and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.11         Publicity.  Except as otherwise provided herein, no party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulations, in which case such party shall provide the other parties with reasonable notice of such publicity and/or opportunity to review such disclosure.

10.12         Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.13         Further Assurances.  From and after the date of this Agreement, upon the reasonable request of Intrexon or the Company, the Company and Intrexon shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

21.

10.14           Company Sale.  Upon the consummation of a Company Sale, the Company’s obligations under Sections 1.4, 6 and 7 shall terminate and be of no further force or effect.  For purposes of this Agreement, a “Company Sale” shall mean a merger or consolidation in which (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Company or a Company subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

[Remainder of page intentionally left blank.]

22.

In Witness Whereof, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ADEONA PHARMACEUTICALS, INC.

By:	/s/ James Kuo
Name: James Kuo
Title: CEO

INTREXON CORPORATION

By:	/s/ Glenn E. Nedwin
Name: Glenn E. Nedwin
Title: President, Human Therapeutics Division

Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT

24

Exhibit B

FORM OF LEGAL OPINION

1.	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Nevada.

2.	The Company has the requisite corporate power to own, lease and operate its property and assets, and to conduct its business as described in the SEC Documents.

3.	The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Michigan.

4.
The Company has the requisite corporate power to execute, deliver and perform its obligations under the Agreement, the Channel Agreement and the Rights Agreement (collectively, the “Transaction Documents”), including, without limitation, to issue, sell and deliver the Shares as contemplated by the Agreement.

5.
All corporate action on the part of the Company necessary for the authorization, execution and delivery of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Shares and the performance by the Company of its obligations to be performed at the Closing under the Transaction Documents has been taken. Each of the Transaction Documents has been duly and validly authorized, executed and delivered by the Company.  The Agreement and the Rights Agreement (together, the “Equity Documents”) each constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its respective terms.

6.
The Company has the authorized capital stock as set forth in the SEC Documents. The Shares have been duly authorized and, when issued, sold and delivered against payment therefor in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

7.	There are no pre-emptive rights or similar rights contained in the Company’s Articles of Incorporation or Bylaws or any Material Agreement.

8.
The execution and delivery of the Equity Documents and the issuance of the Shares pursuant thereto do not violate any provision of the Company’s Articles of Incorporation or Bylaws, do not constitute a default under or a material breach of any Material Agreement and do not (a) violate any U. S. Federal or state statute, rule or regulation which in the experience of such counsel is typically applicable to transactions of the nature contemplated by the Equity Documents or (b) violate any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which such counsel is aware, except, with respect to clauses (a) and (b), where such violation would not materially and adversely affect the Company.

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9.
To the knowledge of such counsel, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Transaction Documents or that could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company.

10.
All consents, approvals, authorizations, or orders of, and filings, registrations and qualifications with any U.S. Federal or state regulatory authority or governmental body required for the issuance of the Shares have been made or obtained, except (a) for the filing of a Form D pursuant to Securities and Exchange Commission Regulation D and (b) [add requisite blue sky filing(s)].

11.
Subject to the accuracy of the Purchasers’ representations in Section 4 of the Agreement and assuming (a) that neither the Company nor any person acting on behalf of the Company has offered or sold the Shares by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated (the “Regulation D”) under the Securities Act; (b) that no offerings or sales of securities of the Company after the date hereof in a transaction can be “integrated” with any sales of the Shares, the offer and sale of the Shares in conformity with the terms of the Agreement constitute transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the timely filing of a Form D pursuant to Regulation D.

12.
The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof in accordance with the business plans of the Company to which such counsel is aware, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

13.
To the knowledge of such counsel, there are no written contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived in writing or otherwise satisfied) to require the Company to include any securities of the Company in any registration statement contemplated by Section 2(a) of the Rights Agreement.

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STOCK PURCHASE AGREEMENT

by and among

ADEONA PHARMACEUTICALS, INC.

and

INTREXON CORPORATION

November 18, 2011

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Table Of Contents
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Table Of Contents
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